BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20170534973-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/19/2017 3:25 PM
	Entity Number E0361202011-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Saleen Automotive, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada, the outstanding shares of common stock of the Corporation shall automatically be reverse split (the "Reverse Split") on a one-for-2,000 basis, such that one share of common stock will be issued for each two thousand (2,000) shares of common stock outstanding immediately prior to the effectiveness of the Reverse Split.

No fractional shares shall be issued in connection with the Reverse Split; instead, any stockholder of the Corporation who would otherwise be entitled to receive a fractional share of common stock as a result of the Reverse Split shall receive a whole share of common stock in lieu of such fractional share, and such whole share shall be deemed for all purposes to be a validly issued, fully-paid and non-assessable share of common stock of the Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 71%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.